Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129751, 333-129757, 333-129758) of IHS Inc. of our reports dated January 19, 2007, with respect to the consolidated financial statements of IHS Inc., IHS Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IHS Inc., included in this Annual Report (Form 10-K) for the year ended November 30, 2006.

/s/ Ernst & Young LLP

Denver, Colorado
January 19, 2007